Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-40333, 333-40457, 333-40459, 333-40461, 333-43622, 333-67440, 333-97179, 333-97181, and 333-136671) pertaining to the various stock issuance programs and in the Registration Statements (Form S-3 Nos. 333-68202, 333-86440 and 333-108521) of Hypercom Corporation of our reports dated March 14, 2007, with respect to the consolidated financial statements and schedule of Hypercom Corporation, Hypercom Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hypercom Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/  Ernst & Young LLP

Phoenix, Arizona
March 14, 2007